EXHIBIT 99.1
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SUTRON CORPORATION REPORTS FOURTH QUARTER 2007 RESULTS

MARCH 6, 2008, STERLING, VA...Sutron Corporation (NASDAQ: STRN), a leading provider of hydrological, meteorological and oceanic monitoring products, systems and services, today reported financial results for the quarter ended December 31, 2007.

FINANCIAL HIGHLIGHTS
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FOR THE FOURTH QUARTER ENDED DECEMBER 31, 2007:
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-- Total customer orders for the fourth quarter were up 57% to $2,270,824 from
   $1,446,785 in 2006.
-- Revenue was down 20% to $4,896,265 from $6,125,991 in the fourth quarter of
   2006.
-- Gross margin was 36.2% versus 38.5% in 2006.
-- Operating income was down 58% to $531,589 from $1,249,463 in 2006.
-- Net income was down 66% to $415,221 from $1,210,792 in the fourth quarter of
   2006
-- Earnings per share were $0.09 versus $0.27 per share during the fourth quarter of 2006.

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2007:
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-- Total customer orders for the year ended December 31, 2007 were up 45% to
   $22,951,733 from $15,836,004 in 2006.
-- Revenue was down 3% to $18,868,101 from $19,406,638 in 2006.
-- Gross margin was 40.5% versus 37.9% in 2006.
-- Operating income was $3,043,485 as compared to $3,055,260 in 2006.
-- Net income was down 16% to $2,066,933 versus net income of $2,449,654 in
   2006.
-- Earnings per share were $0.46 versus earnings of $0.56 per share in 2006.

Commenting on the results, Raul McQuivey, President and Chief Executive Officer of Sutron, said "Four years ago, Management made a decision to focus on profitability first and growth second. We are pleased to report Sutron's fourth consecutive year of profits. Net income for fiscal years 2007 and 2006 would be almost identical except for a one-time tax benefit relating to non-qualified stock option compensation that reduced 2006 income taxes by $440,000 or $.10 per share. Our four years of consecutive profits have enabled us to report a record $5.3 million of cash and cash equivalents on hand at December 31, 2007. We also can report record total customer orders of $22,951,733 received in 2007. Due to our record orders, we will enter fiscal year 2008 with a customer order backlog of $11.1 million, of which $7.4 million is anticipated to convert to revenue in 2008."

"As stated in prior quarterly releases, we are a project driven business and our quarterly results may fluctuate substantially based upon large contract awards that are difficult to project in terms of timing and may be delayed due to the differing time frames in securing government approvals. Our fourth quarter has historically been our highest revenue quarter and most profitable quarter although 2007 was an exception due to our record third quarter. Fourth quarter revenues were less than anticipated as an expected 2007 year end order totaling approximately $395,000 from the US Geological Survey was not received until January 2008. We also were not able to ship an Airport Automatic Weather Observation System (AWOS) totaling $152,000 to a customer in Kenya in December 2007 due to the civil unrest in that country."
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"Our operating results were also impacted by higher operating expenses due to
SOX 404 compliance, legal fees relating to a lawsuit against a former employee to recoup monetary damages and by an operating loss in our Hydrological Services Division in Florida. We are reviewing our Florida operations and plan cost reductions to better align revenues and expenses. We believe that our Hydrological Services Division will benefit as a result of the Water Resources Development Act of 2007 that will provide $2 billion of funding for restoration projects in the Florida Everglades."

OTHER Q4 2007 HIGHLIGHTS
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Among other Q4 2007 highlights, Sutron:

-- Was awarded various contract work orders equaling $452,838 from the State of New Mexico Office of State Engineer for the construction and installation of River Gauging Stations.

-- Received various orders that totaled $231,010 from Bytown Marine, located in Ottowa, Canada for SatLink2 Transmitters/Loggers, 8210 Data Recorders, Accubar Gauge Pressure Sensors, AccuBubbler Water Level Monitoring Systems and various other items.

-- Received an order that totaled $202,965 from the State of Missouri for 50
   GOES SatLink2 Satellite Transmitter/Loggers, 35 SDI Shaft Encoders and shaft encoder ancillary equipment

-- Received various orders equaling $191,579 from the South Florida Water
   Management District (SFWMD) for hydrological engineering services.

CONFERENCE CALL INFORMATION
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Management of Sutron Corporation will host a conference call at 3:00 p.m.
Eastern Time on March 6, 2008 to discuss fourth quarter and fiscal year 2007 results. The call will only be available live. Participants may dial into the teleconference at +1-888-522-5391 and provide the passcode 80082.

SAFE HARBOR STATEMENT
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This release includes forward-looking statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "should" and other similar expressions are forward-looking statements. All forward-looking statements involve risks, uncertainties and contingencies which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in our filings with the SEC, including the disclosure under the heading "Business" and "Management's Discussion and Analysis" in the Company's Annual Report on Form 10-KSB filed on March 29, 2007. We are under no obligation to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.